                                                               FILE NO. 33-38879
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED SEPTEMBER 1, 1995)
               (TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 1, 1995)

                                     PROSPECTUS NUMBER: 1293
                                     DATED: NOVEMBER 28, 1995


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                              VARIABLE RATE NOTES



BASE RATE:                LIBOR


INDEX MATURITY:           1-month


TRADE DATE:               November 28, 1995


SETTLEMENT DATE:          December 5, 1995


MATURITY DATE:            December 5, 1997


REDEMPTION DATE:          N/A


OPTIONAL REPAYMENT DATES: N/A


SPREAD:                   0.150%
                          (PLUS FIFTEEN BASIS POINTS)


SPREAD MULTIPLIER:        N/A


MAXIMUM INTEREST RATE:    Monthly coupon is subject to a 7.00% cap (therefore LIBOR rate subject to
                          6.85% cap).


MINIMUM INTEREST RATE:    N/A


INTEREST RESET DATES:     Monthly, on the 5th of each month, commencing on January 5, 1996 through the Maturity Date. The rate will be determined each month 2 business days prior to the Interest Reset Date.


INTEREST PAYMENT DATES:   Same as Interest Reset Dates; modified following business day convention


INITIAL INTEREST RATE:    6.0875%


FORM:                     Book-entry






     On April 24, 1995, the Company increased to $11,150,000,000 the aggregate principal amount of Medium- Term Notes, Series B authorized to be issued pursuant to the attached Prospectus Supplement and supplements related thereto. Such amount represents an increased authorization of $2,500,000,000. As of March 31, 1995, the Company had issued and outstanding Notes in an aggregate principal amount of approximately $5,566,708,000.